Exhibit 99.3

Greif, Inc.

Quarterly Net Sales Statistics

	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012
Rigid Containers (A)
Volume (Units in Millions) (1)	18.2	21.3	22.3	22.4	20.2	22.4	22.8	21.8	19.4	23.2	24.1
Selling price change per unit over prior quarter (1)	4.5%	0.9%	8.4%	2.1%	2.9%	2.6%	5.2%	-0.2%	-2.9%	-1.0%	0.2%
Flexible Products (B)
Volume (Kg in Millions) (2)	N/A	N/A	N/A	N/A	21.4	21.8	20.5	19.1	18.7	18.4	18.4
Selling price change per kg over prior quarter (2)	N/A	N/A	N/A	N/A	N/A	4.6%	9.3%	-5.6%	-7.0%	-1.4%	-0.1%
Paper Packaging (C)
Volume (US Tons in Thousands) (3)	214.5	225.9	240.6	259.7	233.4	248.0	257.5	271.7	260.1	263.0	270.2
Selling price change per ton over prior quarter (3)	8.1%	8.3%	11.1%	2.6%	-0.1%	0.0%	1.3%	-2.4%	-0.8%	0.4%	1.5%

General Notes:

All selling prices and volumes are based on net sales by Greif, Inc. and its subsidiaries (collectively, the “Company”) to third party customers and therefore exclude inter-company sales.

Selling price changes include the effect of changes in the costs of key raw materials (such as steel, resin, paper and old corrugated containers), freight, labor and other costs. The selling price changes have been adjusted to reduce the impact of foreign currency translation and the impact of product volume increases and decreases. All references to quarters mean the fiscal quarters of the Company.

Selling price changes and volumes relating to an acquired company or business are included commencing with the third quarter succeeding the quarter in which that acquisition is closed, except that the impact of all acquisitions completed in 2010 involving Flexible Products are included in the 2011 statistics. Selling price changes and volumes relating to joint ventures that are consolidated as subsidiaries are included upon formation, but are not material.

Segment Notes:

(A) Rigid Containers include the following product categories: large steel drums and large plastic drums (unit sizes above 42 gallons or 160 liters) and fibre drums and rigid intermediate bulk containers (RIBCs), and exclude intermediate and small steel and plastic containers, as well as other products and services such as water bottles, reconditioned containers, blending and filling and closure systems.

(1) The volume was calculated based on the number of units of Rigid Containers sold during the quarter. Each drum is counted as one unit, and each RIBC, given its size, is counted as five units. The selling price change per unit for each quarter is determined by first calculating for each product category the difference between its net sales per unit for that quarter over the immediately preceding quarter, divided by the net sales per unit for that product category in the immediately preceding quarter. In addition, given the price differences among the product categories, each such calculation is adjusted by multiplying the product selling price change per unit for that quarter by the ratio of the net sales of that product category for that quarter to the net sales of all Rigid Containers for that quarter. Then, the adjusted calculations for all product categories for that quarter are added together.

(B) Flexible Products include the following product categories: one loop, two loop and four loop polywoven products, and exclude multiwall bag products, shipping sacks and other products and services. Flexible Products activity in 2010 was not representative of the current business since the segment was established in the second quarter and key acquisitions were completed during the remainder of the year. Therefore, 2010 and Q1 2011 volume and selling price change per kg over prior quarter are not presented for Flexible Products.

(2) The volume was calculated based on the number of units of Flexible Products sold during the quarter converted into kilograms for all Flexible Products (including management estimates based on the average weight of the products that were sold from four facilities representing approximately 25% of the volume of Flexible Products). The selling price change per kilogram for each quarter is determined by first calculating for each product category the difference between its net sales per kilogram for that quarter over the immediately preceding quarter, divided by the net sales per kilogram for that product category in the immediately preceding quarter. In addition, given the price differences among the product categories, each such calculation is adjusted by multiplying the product selling price change per unit for that quarter by the ratio of the net sales of that product category for that quarter to the net sales of all Flexible Products for that quarter. Then, the adjusted calculations for all product categories for that quarter are added together.

(C) Paper Packaging includes the following product categories: containerboard, corrugated sheets and corrugated boxes.

(3) The volume was calculated based on the actual number of US tons of containerboard sold during the quarter plus the number of million square feet of corrugated sheets and corrugated boxes sold during the quarter converted to US tons. The selling price change per US ton for each quarter is determined by first calculating for each product category the difference between its net sales per US ton for that quarter over the immediately preceding quarter, divided by the net sales per US ton for that product category in the immediately preceding quarter. In addition, given the price differences among the product categories, each such calculation is adjusted by multiplying the product selling price change per unit for that quarter by the ratio of the net sales of that product category for that quarter to the net sales of all Paper Packaging for that quarter. Then, the adjusted calculations for all product categories for that quarter are added together.